EXHIBIT 10.1
Big Lots, Inc. Non-Employee Director Compensation Package
Effective August 15, 2006

Annual Retainer	$45,000

Annual Committee Chair Retainer — Audit Committee	$10,000

Annual Committee Chair Retainer — Compensation Committee and Nominating/Corporate Governance Committee	$5,000

Board Meeting Fee	$1,500

Committee Meeting Fee	$1,000

Telephonic Meeting Fee — All Types	$500

Annual Charitable Donation to Organization Nominated by Director	$10,000

Big Lots, Inc. Common Shares Underlying Annual Non-Qualified Stock Option Grant[1]	10,000

[1]	Non-qualified stock options are granted pursuant to the Big Lots, Inc. Amended and Restated Director Stock Option Plan.